Exhibit 10.3

THE USE OF THE FOLLOWING NOTATION IN THE EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO ITEM 601(b)(10)(iv) WHEREBY CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS BOTH NOT MATERIAL AND THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE OR CONFIDENTIAL: [***]

Compensation Plan 2024-25

Date: July 25, 2024

Employee No	: 144465
Name	: Arijit Sen

Dear Arijit,

In keeping with our theme of “One WNS, One Goal – Outperform”, WNS is committed to focusing its efforts on building a performance-oriented culture. To this effect, we rely on you as a committed employee to create more value for our business, clients and yourself.

In recognition of your contribution during the last year, we are pleased to inform you that with effect from July 25, 2024, you have been promoted to Role Band G and your revised designation / title is Group Chief Financial Officer.

Effective from July 25, 2024, your revised gross pay is INR 60,000,000 per annum which includes a Target Variable Incentive Amount of INR 30,000,000. The target variable incentive amount would be payable based on factors including Company performance, your personal performance and “One WNS Personal Performance Plan”.

You will be eligible to receive a Restricted Share Units (RSUs) grant of 10,000 units under the Company’s Incentive Award Plan (the “Equity Plan”). The RSU’s shall be governed in all respects by the terms of the Equity Plan and the RSU Agreement.

The details of your Terms of Employment are detailed in the Amendment to Standard Employment Agreement dated July 25, 2024, attached to this letter.

Wishing you the very best and look forward to your continued enthusiasm and commitment to organizational growth.

With Regards,

For WNS Global Services Pvt. Ltd.

/s/ Keshav R. Murugesh

Keshav R. Murugesh

Group CEO

AUSTRALIA

CHINA

COSTA RICA

INDIA

THE PHILIPPINES

ROMANIA

SRI LANKA

SOUTH AFRICA

UAE

UK

USA

This communication and the contents of the letter are confidential and you are requested to treat this as such.

WNS Global Services Pvt. Ltd, Plan No: 10, Godrej & Boyce Complex, Pirojshanagar, LBS Marg, Vikhroli (West),

Mumbai – 400089 India | Tel: +91 22 4095 2100 | Fax +91 22 2518 8307 | CIN: U72200MH1996PTC100196

AMENDMENT TO STANDARD EMPLOYMENT AGREEMENT

This AMENDMENT to Standard Employment Agreement (the “Agreement”) is dated as of July 25, 2024 by and between WNS Global Services Pvt. Ltd. having its principal place of business at Gate No:4, Plant 10, Godrej & Boyce Complex. Pirojshanagar, LBS Marg, Vikhroli (West), Mumbai 400079, Maharashtra, India (together with its affiliates and their respective successors and assigns, the “Company”) and Arijit Sen (“Executive”).

Reference is made to the Standard Employment Agreement (the “Agreement”) dated July 01, 2009, and the subsequent Amendment (Amendment No. 1) dated May 01, 2023, by and between Company and Executive. The parties hereto wish to amend the Agreement and Amendment No. 1 in accordance with this Amendment.

THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

Employment Term. Executive’s employment shall continue for a term till as such time either Executive or the Company elects to terminate the agreement by notifying the other party in accordance with section 6.

1.	Position and Duties.

a.

Position. Executive shall serve as Group Chief Financial Officer in Career Band “Officer” and Role Band “G” and shall perform such employment duties as are usual and customary for such position. Executive shall report to Group CEO, or a person designated by Group CEO (the “Manager”). At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other offices and capacities, consistent with Executive’s position, in addition to the foregoing as the Company shall designate. If Executive serves in any additional capacities in a permanent manner and such capacities represent a material increase in Executive’s role, the Company and Executive shall mutually agree to additional compensation, if any.

b.

Place of Employment. During employment, Executive shall perform the services required by this Agreement. To facilitate this, Executive would be based in Mumbai, India. Notwithstanding the foregoing, the Company may from time to time require Executive to travel to other locations on the Company’s business. Further, the Company might request Executive to relocate to different city based on role requirements.

c.

Exclusivity. Except for such other activities as the Manager shall approve in writing, in his/her sole discretion, Executive shall devote his/her entire business time, attention and energies to the business and affairs of the Company, to the performance of Executive’s duties under this Agreement and to the promotion of the Company’s interests, and shall not (i) accept any other employment or consultancy, or (ii) engage, directly or indirectly in any other business activity (whether or not pursued for pecuniary advantage). Under no circumstance shall Executive engage in any activity or advise or support any activity that is or may be competitive with, or that might place Executive in a competing position to, that of the Company. The foregoing restrictions shall not prohibit Executive from engaging in charitable, civic or community activities, or managing his/her passive investments and affairs, so long as such activities and affairs do not violate the terms of any covenant set forth in this Section 1.c, Section 5 below or the terms of any other agreement between the Company and Executive and do not interfere with his/her duties and responsibilities to the Company.

AUSTRALIA

CHINA

COSTA RICA

INDIA

THE PHILIPPINES

ROMANIA

SRI LANKA

SOUTH AFRICA

UAE

UK

USA

This communication and the contents of the letter are confidential and you are requested to treat this as such.

WNS Global Services Pvt. Ltd, Plan No: 10, Godrej & Boyce Complex, Pirojshanagar, LBS Marg, Vikhroli (West),

Mumbai – 400089 India | Tel: +91 22 4095 2100 | Fax +91 22 2518 8307 | CIN: U72200MH1996PTC100196

2.	Compensation.

a.

Salary. The Company shall pay Executive a fixed salary (the “Fixed Salary”), set at INR 30,000,000 per annum and payable in accordance with the Company’s normal payroll procedures from time to time. All payments or benefits under this Agreement are subject to any applicable employment or tax withholdings or deductions.

b.

Performance Bonus. In addition, you shall also be eligible for a Target Variable Incentive Amount (TVIA) of INR 30,000,000 per annum which will be earned based on the One WNS Personal Performance Plan (PPP) communicated to you from time to time.

To be eligible for the TVIA payment, Executive must be on the payroll of the Company on the date of disbursement of incentive. All payments are subject to taxation.

A detailed stack-up of your compensation is given below in “Exhibit B” for your reference.

c.	Vacation. During the employment period Executive shall be eligible for vacation / leave in accordance with the applicable Company policy.

d.

Expenses. During employment, Executive shall be entitled to receive reimbursement of all reasonable business expenses incurred by Executive in accordance with the Company expense reimbursement policy applicable to similarly situated executives of the Company, as in effect from time to time. provided that Executive properly substantiates such expenses in accordance with such policy.

e.

Indemnification. During the employment period. the Company shall indemnify Executive and hold Executive harmless to the fullest extent permitted by the applicable law for the matters in which Executive is involved by reason of his position as an officer or director of the Company, excluding (i) any action as to which Executive is adjudicated by final judgment in court of low to be liable for gross negligence or willful misconduct in the performance of his duties to the Company unless and only to the extent that any court in which such actions was brought shall determine that Executive is fairly and reasonably entitled to indemnification, (ii) any action or other matters brought by Executive against the Company or any of its affiliates, unless (A) the Company has joined in or the Board has consented to the initiation of such action; or (B) the action is one to enforce indemnification rights under this agreement or any applicable law, (iii) any action for a disgorgement or profits made from the purchase and sell or sell and purchase by Executive of securities pursuant to Section 16(b) of the Securities Exchange Act of 1933, as amended. or similar provisions of any applicable U.S. statutory law or common law, (iv) any action brought about by Executive’s dishonesty or fraud, provided, that Executive shall be protected under this agreement, as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication adverse to Executive establishes that he committed (A) acts of active and deliberate dishonesty, (B) with actual dishonest purpose and intent, and (C) which acts were material to the cause of action so adjudicated, (v) any judgment, fine or penalty which the Company is prohibited by applicable low from indemnifying, and (vi) any claim arising out of Executive’s breach of this agreement.

This communication and the contents of the letter are confidential and you are requested to treat this as such.

WNS Global Services Pvt. Ltd, Plan No: 10, Godrej & Boyce Complex, Pirojshanagar, LBS Marg, Vikhroli (West),

Mumbai – 400089 India | Tel: +91 22 4095 2100 | Fax +91 22 2518 8307 | CIN: U72200MH1996PTC100196

f.	Other Benefits. During employment, Executive will also be eligible to receive such other benefits and perquisites as are generally made available to employees of the Company in India.

3.	Termination of Employment.

Either the Company or Executive may terminate Executive’s employment with the Company at any time for any reason or no reason. Any such termination of Executive’s employment with the Company shall be in accordance with the respective provisions set forth below.

a.

Termination Without Cause; Termination for Good Reason. The Company may terminate Executive’s employment with the Company without Cause at any time by providing prior written notice of at least 3 months, in accordance with Section 6 below. Unless otherwise specified by the Company, the date that is 3 months following the receipt of such notice shall constitute the “ Date of Termination”. The Company may replace the Date of Termination with a later date in its sole discretion upon written notice to Executive. Under such circumstances, the Company shall not be required to provide any prior period of notice. Executive may terminate his/her employment for Good Reason (as defined below) at any time, subject to the notice and cure provisions described below (for purposes of this Section 3.a, the termination date specified in any such notice shall constitute also constitute a “Date of Termination”). If Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason pursuant to this Section 3.a, the Company shall pay or provide to Executive, (i) Executive’s earned but unpaid fixed Salary accrued through such Date of Termination, (ii) accrued but unpaid vacation time through such Date of Termination, (iii) reimbursement of any business expenses incurred by Executive prior to the Date of Termination that are reimbursable under Section 2.d above, and (iv) any vested benefits and other amounts accruing prior to the Date of Termination due to Executive under any employee benefit plan (collectively, the “Accrued Obligations”).

In addition, in the event of Executive being terminated in accordance with Section 3 (a) subject to Executive’s execution and non-revocation of a binding Release (as defined below) in accordance with Section 3(f) below and Executive’s continued compliance with the terms of the Confidential Information And Employee Development Agreement (as defined in Exhibit A), Executive shall be entitled to the following payments and benefits from the Company (the “Severance”):

i.	Continued payment of Executive’s Fixed Salary at the rate in effect as of the Date of Termination for a period of 6 months following the Date of Termination

This communication and the contents of the letter are confidential and you are requested to treat this as such.

WNS Global Services Pvt. Ltd, Plan No: 10, Godrej & Boyce Complex, Pirojshanagar, LBS Marg, Vikhroli (West),

Mumbai – 400089 India | Tel: +91 22 4095 2100 | Fax +91 22 2518 8307 | CIN: U72200MH1996PTC100196

ii.

Executive would be eligible to receive, accelerated vesting of all unvested RSUs [including Time, Performance & Over Performance] that would have vested in the year of Termination and accelerated vesting of all the unvested RSUs that would have vested on Time basis in the next two fiscal years post the year of Termination. Such acceleration will exclude any RSU grants awarded as part of the Supercharge Program.

b.

Death; Disability. If Executive dies during employment or Executive’s employment with the Company is terminated due to Executive’s Disability, Executive or Executive’s estate, as applicable, shall be entitled to receive the Accrued Obligations. For purposes of this Section 3.b, “Date of Termination” shall mean the date of Executive’s death or the date on which the Company notifies Executive, in accordance with Section 6 below, that Executive’s employment with the Company has terminated due to Executive’s Disability, as applicable.

c.

Cause. If Executive’s employment with the Company becomes terminable by the Company for Cause, the Company may terminate Executive’s employment with the Company immediately and Executive shall be entitled to receive the Accrued Obligations.

d.

Resignation. Executive may terminate Executive’s employment with the Company upon 3 months’ notice to the Company provided in accordance with Section 6 below, subject to the Company’s right to waive any or all of such notice period. If Executive so terminates Executive’s employment with the Company, Executive shall be entitled to receive the Accrued Obligations.

e.

Other Terminations. If Executive’s employment with the Company terminates for any reason other than those specified in Sections 3.a, 3.b, 3.c or 3.d above, the Company shall pay or provide to Executive the Accrued Obligations.

f.

Release; Exclusivity of Benefits. Except as expressly provided in this Section 4, upon the termination of Executive’s employment with the Company, the Company shall have no obligations to Executive in connection with his/her employment with the Company or the termination thereof. Except as expressly set forth in this Agreement or any other agreement between Executive and the Company, there shall be no contractual or similar restriction on Executive’s right to terminate his/her employment with the Company or its affiliates.

g.	Definitions.

(i)

“Cause” shall mean (i) a material breach of Section 1.c, Section 4, or Section 5 of this Agreement by Executive; (ii) the failure or refusal by Executive substantially to perform his/her duties hereunder; (iii) the indictment of Executive for any felony, (iv) any allegation of fraud, embezzlement or misappropriation by Executive relating to the Company, its clients, contractors or their respective funds, properties. corporate opportunities or other assets, (v) the indictment of Executive for a crime involving moral turpitude, (vi) Executive acting in a manner or making any statements, in either case, which the Company reasonably determines to be detrimental or damaging to the reputation, operations, prospects or business relations of the Company, or (vii) the violation by Executive of any material written Company policy, provided, that the Company shall give Executive written notice (in accordance with Section 6 hereof) stating in reasonable detail the facts or circumstances giving rise to Cause and, if Cause shall arise under any of clauses (i), (ii), (vi) or (vii) of this definition, to the extent capable of cure, as determined by the Company in its reasonable discretion, Executive shall be given seven (7) days to cure such facts or circumstances.

This communication and the contents of the letter are confidential and you are requested to treat this as such.

WNS Global Services Pvt. Ltd, Plan No: 10, Godrej & Boyce Complex, Pirojshanagar, LBS Marg, Vikhroli (West),

Mumbai – 400089 India | Tel: +91 22 4095 2100 | Fax +91 22 2518 8307 | CIN: U72200MH1996PTC100196

(ii)

“Disability” shall mean (a) Executive’s death, or (b) a condition that causes Executive to become entitled to long-term disability benefits under an applicable Company plan or, if no such plan applies to Executive, Disability shall mean that Executive is unable, as determined by the Manager, to substantially perform his/her duties under this Agreement for 90 days in any 365-day period.

(iii)

“Good Reason” shall mean a reduction of more than 15% of Executive’s fixed Salary or Performance Bonus opportunity provided such decrease is not applicable for other similarly situated executives in the Company; provided, that Executive shall give the Company written notice (in accordance with Section 6 hereof) stating in reasonable detail the facts or circumstances giving rise to Good Reason and. to the extent capable of cure, the Company shall have thirty (30) days to cure such facts or circumstances.

4.

Confidential Information and Employee Developments. Concurrently herewith, Executive agrees to execute and comply with the terms of the Confidential Information and Employee Development Agreement attached hereto as Exhibit A (the “Confidential Information Agreement”). The compensation and benefits provided under this Agreement together with other good and valuable consideration are hereby acknowledged by the parties hereto to constitute adequate consideration for Executive’s entering into the Confidential Information Agreement.

5.	Representations.

a.

No Violation of Other Agreements. Executive hereby represents and warrants to the Company that (i) he/she is entering into this Agreement voluntarily and that the performance of his/her obligations hereunder will not violate any agreement between him/her and any other person. firm. organization or other entity.

b.

No Disclosure of Confidential Information. Executive’s performance of his/her duties under this Agreement will not require him/her to, and he/she shall not. rely on in the performance of his/her duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.

6.

Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by fax, email, reputable courier or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties): If to the Company:

WNS Global Services Pvt, Ltd | Attention: General Counsel

Gate No: 4, Plant 10, Godrej &. Boyce Complex

Pirojshanagar, LBS Marg, Vikhroli (West)

Mumbai – 400 079

Maharashtra, India

This communication and the contents of the letter are confidential and you are requested to treat this as such.

WNS Global Services Pvt. Ltd, Plan No: 10, Godrej & Boyce Complex, Pirojshanagar, LBS Marg, Vikhroli (West),

Mumbai – 400089 India | Tel: +91 22 4095 2100 | Fax +91 22 2518 8307 | CIN: U72200MH1996PTC100196

If to Executive: to the most current home address on file with the Company’s Human Resources department, Executive’s Company email address, or to such other address as any party hereto may designate by notice to the other in accordance with this Section 6 and shall be deemed to have been given upon receipt.

7.	Miscellaneous.

a.

Governing Law. The rights and duties of the parties will be governed by the laws of India, excluding any choice-of-law rules that would require the application of the laws of any other jurisdiction. Subject to section 7(e) below, the parties hereto consent to the jurisdiction of the courts located in Mumbai, India to adjudicate any disputes between such parties.

b.	Captions. The captions of this Agreement are not part of the provisions hereof, rather they are included for convenience only and shall have no force or effect.

c.	Amendment. The terms of this Agreement may not be amended or modified other than by a written instrument executed by the parties hereto or their respective successors.

d.

Withholding. The Company shall withhold from any amounts payable under this Agreement all federal, state, local and/or foreign taxes and statutory contributions or other amounts, as the Company determines to be legally required pursuant to any applicable laws or regulations.

e.

Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, including any question regarding its existence, validity or termination, or otherwise arising out of Executive’s employment relationship with the Company or the termination thereof, shall, be referred to and finally resolved by arbitration in any forum and form agreed upon by Executive and the Company. The language of the arbitration shall be English and the arbitration shall be governed by Indian law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 7.e shall be specifically enforceable. Notwithstanding the foregoing, this Section 7.e shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 7.e. The winner of such arbitration as per this Section 7.e shall be permitted to recover attorney fees and costs from the other party.

f.

WAIVER OF CONSEQUENTIAL DAMAGES. IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), WILL A PARTY BE LIABLE FOR INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES (INCLUDING LOSS OF PROFITS) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

This communication and the contents of the letter are confidential and you are requested to treat this as such.

WNS Global Services Pvt. Ltd, Plan No: 10, Godrej & Boyce Complex, Pirojshanagar, LBS Marg, Vikhroli (West),

Mumbai – 400089 India | Tel: +91 22 4095 2100 | Fax +91 22 2518 8307 | CIN: U72200MH1996PTC100196

g.

No Waiver. Failure by either party hereto to insist upon strict compliance with any provision of this Agreement or to assert any right such party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

h.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

i.

Construction. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party by the rule of construction abovementioned.

j.

Assignment. This Agreement is binding on and for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive.

k.

Acknowledgement. Executive hereby acknowledges (a) that Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement and has been advised to do so by the Company, and (b) that Executive has read and understand this Agreement, is fully aware of its legal effect, and has entered into if freely based on Executive’s own judgment.

l.

Entire Agreement. As of the Effective Date, this Agreement, together with the Confidential Information Agreement, constitutes the final, complete and exclusive agreement and understanding between Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, mode to Executive by the Company or any representative thereof.

m.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

For WNS Global Services Pvt. Ltd.	Accepted by the Executive

/s/ Keshav R. Murugesh	/s/ Arijit Sen
Keshav R. Murugesh	Name: Arijit Sen
Group CEO	Date:
Date:

This communication and the contents of the letter are confidential and you are requested to treat this as such.

WNS Global Services Pvt. Ltd, Plan No: 10, Godrej & Boyce Complex, Pirojshanagar, LBS Marg, Vikhroli (West),

Mumbai – 400089 India | Tel: +91 22 4095 2100 | Fax +91 22 2518 8307 | CIN: U72200MH1996PTC100196

EXHIBIT A

WNS GLOBAL SERVICES PVT LTD

CONFIDENTIAL INFORMATION AND EMPLOYEE DEVELOPMENT AGREEMENT

In consideration of my (Arijit Sen) engagement by WNS Global Services Pvt. Ltd, (the “Company”) to provide the services (the “Services”) described in the Employment Agreement entered into between the Company and me, dated as of July 25, 2024 (the “Employment Agreement”), I hereby agree as set forth below in this agreement (this “Agreement”):

1.

Confidential Information. I acknowledge and understand that I will be given access to certain confidential, secret and proprietary information and materials owned by the Company or its affiliates or which relate to the Company’s or its affiliates’ historical, current or planned business or business activities, including but not limited to, all information not generally known to the public that relates to the inventions, processes, formulas, designs, developments, technology, technical data, research and development, products, policies, practices, supplier information, markets, marketing plans, subscribers and proposals of the Company and its affiliates, the identity of all actual and prospective clients, client lists, files and all information relating to individual clients, and information on all persons for whom the Company or its affiliates perform services or with whom I have contact during the course of my employment related to the Company’s or its affiliates’ current or planned business or business activities, and all other information the Company or its affiliates designate as “confidential” or which should be reasonably understood to be confidential (hereafter the “Confidential Information”), provided, that Confidential Information does not include information which (i) is or becomes publicly known other than as a result of my actions in violation of this Agreement; or (ii) has been made available by the Company or its affiliates, directly, to a non-affiliated third party without obligation of confidentiality. In the event that I am obligated to produce Confidential Information as a result of a court order or pursuant to governmental action or proceeding. I shall give the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting such Confidential Information from public disclosure. I acknowledge and agree that all Confidential Information shall be considered trade secrets of the Company and shall be entitled to all protections given by law to trade secrets. Confidential Information shall apply to every form in which information shall exist, whether written, film, tape, computer disk or other form of media, including original materials and any copies thereof. I agree that the Confidential Information shall be the sole and exclusive property of the Company. I will not, during my employment with the Company or at any time after the termination of my employment for any reason whatsoever, disclose or make known or use for myself or others (except as required in the course of employment with the Company) any Confidential Information or information about clients to any person, firm, corporation or other entity, except as may be required in the performance of my duties or when otherwise authorized to do so in writing signed by an executive officer of the Company. Moreover, I will not directly or indirectly help or assist any other person to do any of the prohibited acts listed in this Section.

2.

Documents. All notes, memoranda, files, records, writings and other documents, whether on tangible or electronic media (“Documents”), which I shall prepare, use or come into contact with during my employment with the Company which relate to or are useful in any manner to the business now or hereafter conducted by the Company are and shall remain the sole and exclusive property of the Company. I shall not remove from the Company’s premises the original or any reproduction of any such Documents nor any of the information contained therein except as may be required in the performance of my duties without the prior written consent of on authorized representative of the Company, and I shall immediately turn over to the Company all such Documents and information in my possession or under my custody or control upon the termination of my relationship with the Company for any reason.

This communication and the contents of the letter are confidential and you are requested to treat this as such.

WNS Global Services Pvt. Ltd, Plan No: 10, Godrej & Boyce Complex, Pirojshanagar, LBS Marg, Vikhroli (West),

Mumbai – 400089 India | Tel: +91 22 4095 2100 | Fax +91 22 2518 8307 | CIN: U72200MH1996PTC100196

3.	Developments.

3.1

Property of the Company. I agree that all Developments (as defined below) shall be at the instant of creation or expression the sole property of the Company, to the greatest extent possible shall be deemed “works made for hire” and that I shall retain no rights or interest of any kind therein. The Company shall own all right, title and interest of any kind in and to all Developments and all related intellectual property, ownership and other rights and I shall have no claims, interest, rights or title in and to each of the Developments and all related intellectual, ownership and other rights thereto.

3.2

Waiver of Rights; License. In the event that, by operation of law or otherwise, I retain any rights to any Developments or any related intellectual property, ownership or other rights, I hereby transfer and assign to the Company, without further consideration, my entire right, title and interest in and to such Developments and all related intellectual property, ownership and other rights, and I hereby waive any and all rights or interest of any kind therein including any moral rights; and to the extent any right, title or interest in and to any Developments or any related intellectual property, ownership or other rights cannot fully be assigned by me to the Company, I hereby grant to the Company an exclusive, royalty-free, transferable, irrevocable, perpetual, worldwide license (with rights to sublicense) to use, exploit and practice such non-assignable right, title and interest.

3.3

Cooperation. I agree to assist the Company in protecting the Company’s sole interest in the Developments, and to execute any and all documents reasonably required or requested by the Company to ensure that all intellectual property rights in the Developments are owned solely and exclusively by the Company. I hereby irrevocably appoint the Company as my true and lawful attorney-in-fact, which appointment is coupled with an interest to act for and on my behalf to execute, verify and file any such documents and to do all other acts to further the purposes of this Section with the same legal force and effect as if executed by me (including without limitation the right to execute assignments of and to register any and all rights to the Developments), and this appointment shall survive termination of this Agreement. I agree to promptly and fully disclose in writing to the Company all Developments during the term of the Employment Agreement and for a period of twelve (12) months immediately following my termination of employment with the Company for any reason (such twelve (12) month period. the “Restricted Period”).

3.4

Limited Scope. This Section 3 shall not apply to any inventions that I have made prior to my employment by the Company (all of which are listed on Schedule A, attached hereto), or to any inventions that I develop entirely on my own time without using any of the Company’s equipment, supplies, facilities or Confidential Information and which do not relate to the Company’s present, future or prospective business, products, research and development, processes or the work I perform for the Company. If, in the course of my employment with the Company, I incorporate an invention identified on Schedule A into a Development. I hereby grant the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense) to make, have made, modify, use, distribute and sell such prior invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, prior inventions in any Developments without the Company’s prior written consent.

3.5

Definition. As used in this Section 3, “Developments” means any and all: (i) ideas, designs, designations, concepts, inventions, products, discoveries, improvements, processes, machines, manufacturing, marketing, service methods and techniques, formulae, designs, composition of matter, styles and specifications (whether or not protectable under patent or other laws), (ii) works of authorship or information fixed in any tangible medium of expression or mask works, (iii) trademarks, service marks or trade names, (iv) trade secrets and know-how (including, without limitation, any of the foregoing relating to formulae, patterns, compilations, programs, methods, techniques or processes), (v) subject matter otherwise protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and (vi) products, systems, equipment, or devices which are conceived, reduced to practice, created, derived, developed or made from any of the foregoing clauses, and with respect to such foregoing clauses other than clause (v), whether or not protectable under potent, copyright, moral right, mask work, trademark, trade secret or other laws, which are conceived, reduced to practice, created, derived, developed, improved or made by me (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of my employment with the Company (including any period prior to the date of this Agreement), which may pertain to the present, future or prospective business, products, research and development, or processes of the Company.

This communication and the contents of the letter are confidential and you are requested to treat this as such.

WNS Global Services Pvt. Ltd, Plan No: 10, Godrej & Boyce Complex, Pirojshanagar, LBS Marg, Vikhroli (West),

Mumbai – 400089 India | Tel: +91 22 4095 2100 | Fax +91 22 2518 8307 | CIN: U72200MH1996PTC100196

4.

Non-Competition. The Executive agrees that, during the period of employment and 12 months thereafter, he/she will not, either directly or indirectly through his/her explicit actions, with or without compensation, individually or as the employee, broker, agent, consultant, contractor, advisor, solicitor, greater than 2% stockholder, trust beneficiary, proprietor, partner, member or person interested in, affiliated with or rendering services to any other entity, engage in, provide, offer to provide, or assist anyone in providing, services to or for a business that conducts activities (whether directly or through on affiliate or subsidiary) substantially the same as or similar to the Company’s Business (as defined below) or that competes with the Company’s Business.

5.

Employee Non-Solicitation. I acknowledge that I have or will gain valuable information about the identity, qualifications and on-going performance of the employees of the Company. During the period of employment and 12 months thereafter, I agree that I will not directly or indirectly solicit or encourage any of the Company’s employees (or any former employee who, during the six-month period immediately preceding such solicitation, was an employee of the Company) to seek or accept employment with me or any other person or entity, or disclose any information about any such employee or former employee to any prospective employer.

6.

Client Non-Solicitation. I agree that at all times during the period of employment and 12 months thereafter, I shall not, nor shall I cause, any person or entity, directly or indirectly, interfere with any business relationship between the Company and any of its Clients. I further agree that during the Restricted Period following my termination of employment, I will not call upon any Client for the purpose of soliciting, selling, providing or delivering services or products of the kind which are the subject of the Company’s Business, and shall not render or provide any such services to any Clients.

7.	Definitions. For purposes of this Agreement:

7.1	“Business” “Business” shall mean competitors of the Company that shall be the following named entities (including any holding companies, subsidiaries or investors in these entities) [***].

This communication and the contents of the letter are confidential and you are requested to treat this as such.

WNS Global Services Pvt. Ltd, Plan No: 10, Godrej & Boyce Complex, Pirojshanagar, LBS Marg, Vikhroli (West),

Mumbai – 400089 India | Tel: +91 22 4095 2100 | Fax +91 22 2518 8307 | CIN: U72200MH1996PTC100196

7.2

“Client” shall mean a customer or client for whom or which the Company has performed during the preceding twelve months or is then-performing services or has agreed to perform services in the course of the Company’s Business or any potential customer or client with which the Company is then or has been in active negotiation, in either case, at any time during my employment with the Company, notwithstanding that such customer or client may be or may have been, induced to give its patronage to the Company by my solicitations or by someone on my behalf, either during my usual hours of employment or otherwise, and notwithstanding that such customer or client previously may have been my customer or client.

8.

Injunctive Relief. I agree that it is impossible to measure in money the damages that will accrue to the Company if I breach any of the restrictions provided in this Agreement. Accordingly, if I breach any such restriction, the Company shall be entitled to an injunction. The foregoing shall not prejudice the Company’s right to require me to account for and pay over to the Company, and I hereby agree to account for and pay over, the compensation, profits, monies, accruals, or other benefits derived or received by me as a result of any transaction constituting a material breach of any of the restrictions provided in this Agreement.

9.

Severability. If any portion of this Agreement is held to be invalid or unenforceable, or excessively broad, the remaining covenants and restrictions or portions thereof shall remain in full force and effect to the fullest degree possible to achieve the purposes of this Agreement and to afford the Company the maximum protections allowed by law and, if with respect to any of the provisions contained in Sections above, the invalidity or unenforceability is due to the deemed unreasonableness of time or geographical restrictions, such covenants and restrictions shall be effective for such period of time and for such area as may be determined to be reasonable by a court of competent jurisdiction. The parties agree that the Court shall construe any invalid or unenforceable provisions in the manner that most closely reflects the effect and intent of the original language.

10.	Governing Law. The rights and duties of the parties will be governed by the laws of India excluding any choice-of-law rules that would require the application of the laws of any other jurisdiction.

11.

Jurisdiction and Venue. For any litigation arising out of or relating to this Agreement, regardless of the form of action or the party that initiates it, I irrevocably and unconditionally submit to the exclusive jurisdiction of and venue in Mumbai, India or, if that court does not have jurisdiction, in the Supreme Court of India. I irrevocably and unconditionally waive any objection to the laying of venue of any proceeding arising out of or relating to this Agreement in Mumbai, India or the Supreme Court of India. I hereby irrevocably waive any right that I otherwise might have to a trial by jury in any action that is brought against me in court by the Company.

12.	Amendment. I acknowledge that I cannot amend, terminate or otherwise modify this Agreement, except with the prior written consent of the Company.

13.

Acknowledgement. I hereby acknowledge (a) that I have consulted with or have had the opportunity to consult with independent counsel of my own choice concerning this Agreement and have been advised to do so by the Company, and (b) that I have read and understand this Agreement, is fully aware of its legal effect, and have entered into it freely based on my own judgment.

14.

No Waiver. Failure by the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

This communication and the contents of the letter are confidential and you are requested to treat this as such.

WNS Global Services Pvt. Ltd, Plan No: 10, Godrej & Boyce Complex, Pirojshanagar, LBS Marg, Vikhroli (West),

Mumbai – 400089 India | Tel: +91 22 4095 2100 | Fax +91 22 2518 8307 | CIN: U72200MH1996PTC100196

15.

Construction. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party by the rule of construction abovementioned.

16.	Captions. The captions of this Agreement are not part of the provisions hereof, rather they are included for convenience only and shall have no force or effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

For WNS Global Services Pvt. Ltd.	Accepted by the Executive

/s/ Keshav R. Murugesh	/s/ Arijit Sen
Keshav R. Murugesh	Name: Arijit Sen
Group CEO	Date:
Date:

This communication and the contents of the letter are confidential and you are requested to treat this as such.

WNS Global Services Pvt. Ltd, Plan No: 10, Godrej & Boyce Complex, Pirojshanagar, LBS Marg, Vikhroli (West),

Mumbai – 400089 India | Tel: +91 22 4095 2100 | Fax +91 22 2518 8307 | CIN: U72200MH1996PTC100196

EXHIBIT B

E. No	: 144465

Name	: Arijit Sen

Role Band	: G

Title	: Group CFO

	Amount (INR)	Amount (INR)
COMPENSATION COMPONENT	Per Month	Per Annum
Basic salary	1,000,000	12,000,000
House Rent Allowance	500,000	6,000,000
Total Allowances (A)	1,500,000	18,000,000
Flexi Benefit Plan	880,000	10,560,000
Total Flexi Kitty (B)	880,000	10,560,000
Co’s contribution to Provident Fund Scheme (C)	120,000	1,440,000
Total Fixed Pay (D) = (A) + (B) + (C)	2,500,000	30,000,000
**Target Variable Incentive Amount (E)	2,500,000	30,000,000
Total Gross Pay (D+E)	5,000,000	60,000,000
BENEFITS
Gratuity	As per payment of Gratuity Act, 1972

Note:

1)	Flexikitty Benefit Plan amount refers to various reimbursements, applicable for your Role Band, as per the policy of the Company, applicable from time to time.
2)	Company’s contribution towards PF is taken at 12% of Basic Salary. Employee’s contribution towards PF is at 12% of Basic Salary.
3)	**Target Variable Incentive Amount will be paid as per the Personal Performance Plan for FY 2024-25.

This communication and the contents of the letter are confidential and you are requested to treat this as such.

WNS Global Services Pvt. Ltd. Plan No: 10, Godrej & Boyce Complex, Pirojshanagar, LBS Marg, Vikhroli (West), Mumbai – 400089 India | Tel: +91 22 4095 2100 | Fax +91 22 2518 8307 | CIN: U72200MH1996PTC100196